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                                                                 Exhibit (a)(13)


                     CONSULTING GROUP CAPITAL MARKETS FUNDS
                                AMENDMENT NO. 12
                                       TO
                             MASTER TRUST AGREEMENT


     AMENDMENT NO. 12 (the "Amendment") to the Master Trust Agreement dated April 12, 1991 (the "Agreement") of Consulting Group Capital Markets Funds (the "Trust"), made as of the 17th day of April, 2003.

                                   WITNESSETH:

     WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, (the "1940 Act") by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

     WHEREAS, the Trustees have the authority under Article IV, Section 4.2(d) of the Agreement to authorize the liquidation of any particular Sub-Trust (as defined in the Agreement) of the Trust, subject to the approval of a majority of the outstanding voting Shares, as defined in the Agreement, of that Sub-Trust, as defined in the 1940 Act; and

     WHEREAS, on November 8, 2002, at a special telephone meeting of the Board of Trustees, the Trustees voted to authorize the liquidation of S & P 500 Index Investments (the "Fund"), a Sub-Trust of the Trust; and effective upon such liquidation, to abolish the Fund in accordance with Section 4.1 of the Agreement; and

     WHEREAS, on January 10, 2003, a majority of shareholders of the Fund voted to approve the liquidation and abolishment of the Fund; and

     WHEREAS, on April 17, 2003, S & P 500 Index Investments was liquidated; and

     WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 12 to the Agreement; and

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

     "Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting
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the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Sub-Trusts: Balanced Investments, Emerging Markets Equity Investments, Government Money

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Investments, High Yield Investments, Intermediate Fixed Income Investments,
International Equity Investments, International Fixed Income Investments, Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Long-Term Bond Investments, Mortgage Backed Investments, Municipal Bond Investments, Small Capitalization Growth Investments, Small Capitalization Value Equity Investments, Multi-Strategy Market Neutral Investments and Multi-Sector Fixed Income Investments. The shares of such Sub-Trusts and any shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences."

     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

     IN WITNESS WHEREOF, the undersigned has hereto set her hands as of the day and year first above written.



                              CONSULTING GROUP CAPITAL MARKETS FUNDS


                              By:___________________________________________
                              Name: Barbara J. Allen
                              Title:   Assistant Secretary